EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Blonder Tongue Laboratories, Inc. on Form S-8 of our report dated March 21, 2011, with respect to our audits of the consolidated financial statements of Blonder Tongue Laboratories, Inc. and Subsidiaries as of December 31, 2010 and 2009 and for the years then ended appearing in the Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. for the year ended December 31, 2010.

/s/ Marcum llp

Marcum llp
New York, New York
May 18, 2011